Exhibit (a)(1)(XLV)
VOLUNTARY CONDITIONAL CASH OFFER
by
Singapore Technologies Semiconductors Pte Ltd
(Incorporated in Singapore)
(Co. Reg. No.: 199503003D)
a wholly-owned subsidiary of
Temasek Holdings (Private) Limited
(Incorporated in Singapore)
(Co. Reg. No.: 197401143C)
for
STATS ChipPAC Ltd.
(Incorporated in Singapore)
(Co. Reg. No.: 199407932D)
Financial adviser to Singapore Technologies Semiconductors Pte Ltd
Goldman Sachs (Singapore) Pte.
(Incorporated in Singapore)
(Co. Reg. No.: 198602165W)

Cautionary Note: This announcement does not constitute an offer to purchase any securities. The Offer (as defined herein) is being made only pursuant to an Offer to Purchase and related acceptance forms, and is being made to, inter alia, all holders of ordinary shares, ADSs and certain convertible notes of STATS ChipPAC Ltd., subject to compliance with applicable laws. Holders of such securities are advised to read all documents relating to the Offer that are filed with SGX-ST and the SEC, because they contain important information. Copies of the Offer to Purchase and other documents relating to the Offer are available on the website of SGX-ST at www.sgx.com and the website of the SEC at www.sec.gov.
EXTENSION OF CLOSING DATE AND SHUT-OFF NOTICE

1.	INTRODUCTION
Goldman Sachs (Singapore) Pte. (“Goldman Sachs”) refers to the Offer to Purchase dated 16 March 2007 (the “Offer to Purchase”) issued by Singapore Technologies Semiconductors Pte Ltd (the “Offeror”), containing the terms of the voluntary conditional cash offer (the “Offer”) by the Offeror for, inter alia, all issued ordinary shares (“Ordinary Shares”) in the share capital of STATS ChipPAC Ltd. (“STATS

ChipPAC” or the “Company”) and American Depositary Shares (“ADSs”) of STATS ChipPAC, each of which represents ten Ordinary Shares.
Unless otherwise defined herein, all terms and references used in this Announcement are defined or construed in the Offer to Purchase.

2.	OFFER DECLARED UNCONDITIONAL IN ALL RESPECTS
On 13 April 2007, the Offer for the Ordinary Shares, ADSs and Convertible Notes was declared unconditional in all respects by Goldman Sachs, for and on behalf of the Offeror, as at 3.30 p.m. Singapore time, 3.30 a.m. New York City time on Friday, 13 April 2007.

3.	EXTENSION OF CLOSING DATE AND SHUT-OFF NOTICE
3.1	On behalf of the Offeror, Goldman Sachs wishes to announce that the Closing Date for the Offer will be extended from 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Monday, 7 May 2007 to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Friday, 18 May 2007.
3.2	Accordingly, the Offer shall close on 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Friday, 18 May 2007. As a practical matter, acceptances of ADSs will have to be received by the Tender Agent in New York by the close of business on Thursday, 17 May 2007 in New York and acceptances of Convertible Notes will have to be received by the Tender Agent in London by 10.30 a.m. London time on Friday, 18 May 2007.
3.3	Please note that the Offeror does not intend to extend the Offer beyond 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Friday, 18 May 2007. However, if the Offeror acquires or agrees to acquire such number of Ordinary Shares (including Ordinary Shares represented by ADSs) through valid acceptances of the Offer or otherwise prior to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Friday, 18 May 2007, pursuant to which the Offeror is entitled to exercise the right under Section 215(1) of the Companies Act, Chapter 50 of Singapore (the “Companies Act”) to compulsorily acquire all the Ordinary Shares (including Ordinary Shares represented by ADSs) of holders who have not accepted the Offer, the Offer shall be extended so that it remains open for acceptances (but not withdrawals) for at least ten U.S. business days following the date on which the Offeror’s right under Section 215(1) of the Companies Act has arisen.
3.4	Notice is hereby given that the Offer will not be open for acceptance beyond 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Friday, 18 May 2007, subject to paragraph 3.3 above.

4.	NO REVISION OF OFFER PRICE OR HIGHER OFFER PRICE
The Offeror does not intend to revise the Offer Price or the Higher Offer Price for the Ordinary Shares, ADSs or Convertible Notes, save that the Offeror reserves the right to revise the terms of the Offer in accordance with the Singapore Code on Take-overs and Mergers (the “Code”) if an offer which is, or is deemed under the Code to be, competitive to the Offer (a “Competing Offer”) arises. Accordingly, unless otherwise announced by or on behalf of the Offeror in the event of a Competing Offer, the Offer Price and the Higher Offer Price for the Ordinary Shares, ADSs and Convertible Notes are final and will not be revised.

5.	LEVEL OF ACCEPTANCES
5.1	Acceptances of the Offer. As at 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 3 May 2007, the Offeror has received valid acceptances in respect of:
(a)	an aggregate of 855,962,537 Ordinary Shares (including Ordinary Shares represented by ADSs)(1), representing approximately 42.3 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs)(2) and approximately 36.4 per cent. of the maximum potential issued share capital of the Company(3), comprising:
(i)	511,047,007 Ordinary Shares(1), representing approximately 25.3 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 21.7 per cent. of the maximum potential issued share capital of the Company; and
(ii)	34,491,553 ADSs (which represent 344,915,530 Ordinary Shares), representing approximately 17.1 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 14.7 per cent. of the maximum potential issued share capital of the Company; and
(b)	Convertible Subordinated Notes due 2008 for an aggregate principal amount of US$134,500,000.
As at 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 3 May 2007, no acceptances have been received by the Offeror in respect of the Convertible Notes due 2008.
5.2	Ordinary Shares held as at the Offer Announcement Date. As at the date of the Offer Announcement on 1 March 2007 (the “Offer Announcement Date”):

(1)	Including 161,000 Ordinary Shares tendered in acceptance of the Offer by parties deemed to be acting in concert with the Offeror up to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 3 May 2007, representing approximately 0.01 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 0.01 per cent. of the maximum potential issued share capital of the Company.

(2)	Unless otherwise stated, all references in this Announcement to “the issued Ordinary Shares (including Ordinary Shares represented by ADSs)” are based on 2,022,153,913 Ordinary Shares (including Ordinary Shares represented by ADSs) as at 2 May 2007.

(3)	Unless otherwise stated, all references in this Announcement to “the maximum potential issued share capital of the Company” are based on the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) which would be in issue if all the outstanding Convertible Notes were validly converted and if all the outstanding Options were validly exercised, being 2,352,638,684 Ordinary Shares (including Ordinary Shares represented by ADSs) as at 23 March 2007.

(a)	the Offeror owned 711,978,050 Ordinary Shares and 25,000 ADSs, representing approximately 35.2 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs); and
(b)	parties acting or deemed to be acting in concert with the Offeror owned 182,000 Ordinary Shares, representing approximately 0.01 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs)(4).
5.3	Ordinary Shares acquired or agreed to be acquired after the Offer Announcement Date and up to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 3 May 2007 (other than pursuant to valid acceptances of the Offer). Between the Offer Announcement Date and 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 3 May 2007, the Offeror and parties acting or deemed to be acting in concert with the Offeror have not acquired or agreed to acquire any Ordinary Shares, ADSs or Convertible Notes other than pursuant to valid acceptances of the Offer(4).
5.4	Aggregate number of securities. Accordingly, as at 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 3 May 2007, the Offeror and parties acting or deemed to be acting in concert with the Offeror owned, controlled or have agreed to acquire:
(a)	an aggregate of 1,568,209,587 Ordinary Shares (including Ordinary Shares represented by ADSs)(5)(6), representing approximately 77.6 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 66.7 per cent. of the maximum potential issued share capital of the Company, comprising:
(i)	1,223,044,057 Ordinary Shares(5)(6), representing approximately 60.5 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 52.0 per cent. of the maximum potential issued share capital of the Company; and
(ii)	34,516,553 ADSs (which represent 345,165,530 Ordinary Shares), representing approximately 17.1 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 14.7 per cent. of the maximum potential issued share capital of the Company; and

(4)	Information relating to the Ordinary Shares owned, acquired, agreed to be acquired or sold by parties acting or deemed to be acting in concert with the Offeror as disclosed in this Announcement is to the best knowledge and belief of the Offeror.

(5)	For the purposes of arriving at this number, we have not double-counted the 161,000 Ordinary Shares tendered in acceptance of the Offer by parties deemed to be acting in concert with the Offeror up to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 3 May 2007, representing approximately 0.01 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 0.01 per cent. of the maximum potential issued share capital of the Company. Such Ordinary Shares were held by these parties as at the Offer Announcement Date and are included in paragraph 5.2 (b) of this Announcement.

(6)	In addition, we have deducted 2,000 Ordinary Shares held by parties deemed to be acting in concert with the Offeror as at the Offer Announcement Date as the 2,000 Ordinary Shares have been sold by the said concert parties in the open market.

(b)	Convertible Subordinated Notes due 2008 for an aggregate principal amount of US$134,500,000.

6.	INTENTION OF COMPULSORY ACQUISITION AND DELISTING OF THE COMPANY IN CONNECTION WITH THE OFFER
In the Offer to Purchase, it was stated, inter alia, that if the Offeror acquires or agrees to acquire a number of Ordinary Shares (including Ordinary Shares represented by ADSs) through valid acceptances of the Offer or otherwise, pursuant to which the Higher Offer Price Threshold is reached or deemed to have been reached, the Offeror intends to exercise its right under Section 215(1) of the Companies Act to compulsorily acquire all the Ordinary Shares (including Ordinary Shares represented by ADSs) of holders who have not accepted the Offer (the “Compulsory Acquisition”). If the Compulsory Acquisition takes place, STSPL intends to cause the Company to delist the Ordinary Shares from the Singapore Exchange Securities Trading Limited (the “SGX-ST”) and the ADSs from the Nasdaq Global Market (“Nasdaq”) and terminate the Company’s reporting obligations under the U.S. federal securities law, subject to applicable law.

7.	INTENTION TO REVIEW VOLUNTARY DELISTING AND DEREGISTRATION OF THE COMPANY FOLLOWING THE CLOSE OF THE OFFER
7.1	Intention to review voluntary delisting and deregistration. Shareholders should note that if the Higher Offer Price Threshold is not reached or is not deemed to have been reached notwithstanding the level of acceptances received under the Offer, the Offeror now intends to review the advisability of whether to discontinue the listing and registration of the Ordinary Shares and ADSs following the final closing date of the Offer (the “Review”). As part of the Review, the Offeror may consider submitting a delisting proposal to the Company under Rule 1306 of the Listing Manual of the SGX-ST (the “Listing Manual”) to seek a delisting of the Company and the Ordinary Shares, subject to and in accordance with the Listing Manual (the “SGX-ST Voluntary Delisting”). In addition, the Offeror may consider seeking to cause the delisting of the Company and the ADSs from Nasdaq, subject to and in accordance with applicable U.S. laws and regulations (the “Nasdaq Voluntary Delisting”). The Offeror may also consider seeking to cause the Company to terminate the registration of its Ordinary Shares and ADSs under the Securities Exchange Act of 1934, if the applicable requirements for termination of registration are satisfied.
7.2	SGX-ST Voluntary Delisting. Under the Listing Manual, the SGX-ST may agree, upon the Company’s application, to delist the Company and the Ordinary Shares if, inter alia, the Company convenes a general meeting of the shareholders to obtain shareholders’ approval for the SGX-ST Voluntary Delisting, and the SGX-ST Voluntary Delisting resolution is approved by a majority of at least 75 per cent. in nominal value of the Ordinary Shares of all shareholders present and voting and the resolution has not been voted against by 10 per cent. or more in nominal value of the Ordinary Shares held by all shareholders present and voting.
7.3	Exit offer. In accordance with the Listing Manual, if the Offeror submits a delisting proposal to the Company to seek a delisting of the Company and the Ordinary Shares, the Offeror must make a cash offer (the “Exit Offer”) to all holders of outstanding Ordinary Shares (including Ordinary Shares represented by ADSs). If the Exit Offer is made within six months of the final closing date of the Offer, in accordance with the Code, the Exit Offer price will not be higher than the Offer Price of S$1.75 per Ordinary Share (equivalent to S$17.50 per ADS), except with the consent of the Singapore Securities Industry Council.
7.4	Nasdaq Voluntary Delisting. The Company and the ADSs may be delisted from Nasdaq without the approval of STATS ChipPAC shareholders and without an exit offer. The Company may terminate the registration of the Ordinary Shares and the ADSs under the Securities Exchange Act of 1934 if the applicable requirements for termination of registration are satisfied.
7.5	No certainty of SGX-ST Voluntary Delisting or Nasdaq Voluntary Delisting. The Offeror wishes to advise that there is no certainty as to whether or not the Offeror will actually propose or proceed to carry out the SGX-ST Voluntary Delisting or the Nasdaq Voluntary Delisting. The Offeror will make an appropriate announcement in the event that it reaches a decision on whether or not to proceed with the SGX-ST Voluntary Delisting or the Nasdaq Voluntary Delisting. If the Offeror has not reached a decision by the expiry of the six months’ period after Friday, 18 May 2007, the Offeror will make an announcement on or before that date to update shareholders of the status of the Review. Until such time the Offeror has reached a decision on whether or not to proceed with the SGX-ST Voluntary Delisting or the Nasdaq Delisting, the Offeror will make monthly announcements after the expiry of the six months’ period to update shareholders of the status of the Review.
7.6	Disclosure practices under U.S. federal securities laws. As advised by U.S. counsel, the Offeror is making the disclosures in this paragraph 7 in accordance with the disclosure practices under U.S. federal securities laws relating to tender offers, including the requirements of Schedule TO.

8.	PROCEDURES FOR ACCEPTANCE
8.1	Ordinary Shares. Holders of Ordinary Shares who wish to accept the Offer but have not done so should complete, sign and forward the FAA (in respect of Ordinary Shares held with a securities account at the Central Depository (Pte) Limited (the “CDP”)) or FAT (in respect of Ordinary Shares held in scrip form) and all other relevant documents as soon as possible so as to reach the Offeror c/o The Central Depository (Pte) Limited (in respect of Ordinary Shares deposited with CDP) or the Offeror c/o M & C Services Private Limited (in respect of Ordinary Shares held in scrip form) not later than 5.30 p.m. Singapore time on Friday, 18 May 2007.
8.2	ADSs. Holders of ADSs who wish to accept the Offer but have not done so should complete, sign and forward to the Tender Agent the ADS Letter of Transmittal and all other relevant documents so as to be received by the Tender Agent not later than 5.30 a.m. New York City time on Friday, 18 May 2007. As a practical matter, acceptances of ADSs will have to be received by the Tender Agent in New York by the close of business on Thursday, 17 May 2007 in New York.
8.3	Convertible Notes. Holders of Convertible Notes who wish to accept the Offer but have not done so should complete, sign and forward to the Tender Agent the

Convertible Notes Letter of Transmittal and all other relevant documents so as to be received by the Tender Agent not later than 5.30 a.m. New York City time on Friday, 18 May 2007. Acceptances of Convertible Notes will have to be received by the Tender Agent in London by 10.30 a.m. London time on Friday, 18 May 2007.
8.4	Offer Documents. Holders of the Securities who have not received or who have misplaced the Offer to Purchase and/or the relevant acceptance forms may obtain copies of the same during normal office hours up to Friday, 18 May 2007 from:
(a)	in respect of holders of Ordinary Shares deposited with the CDP: The Central Depository (Pte) Limited, 4 Shenton Way, #02-01 SGX Centre 2, Singapore 068807 (Tel No.: +65 6535-7511);
(b)	in respect of holders of Ordinary Shares held in scrip form: M & C Services Private Limited, 138 Robinson Road #17-00, The Corporate Office, Singapore 068906 (Tel No.: +65 6227-6660); and
(c)	in respect of holders of ADSs or Convertible Notes: MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, United States of America (Tel No.: +1 800 322-2885).
8.5	Others. Persons who have bought Ordinary Shares using their Central Provident Fund (“CPF”) account and through a CPF agent bank or through a finance company or a depository agent (the “Relevant Holders”) can only accept the Offer through their CPF agent bank, finance company or depository agent, as the case may be. The Relevant Holders will be receiving acceptance details and information separately from their CPF agent bank, finance company or depository agent and should also note that the deadline for them to communicate their acceptance of the Offer to their CPF agent bank, finance company or depository agent could be earlier than the Closing Date.

9.	OPTIONS PROPOSAL
9.1	Concurrent with the Offer, the Offeror has made a proposal to all holders of options granted under certain STATS ChipPAC share option plans (the “Options Proposal”). The Options Proposal will also remain open until 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Friday, 18 May 2007.
9.2	As at 5.30 p.m. Singapore time, 5.30 a.m. New York City time on 2 May 2007, valid acceptances of the Options Proposal have been received (and not withdrawn) in respect of Options exercisable for 81,876,708 Ordinary Shares. The Options Proposal is subject to the terms and conditions set out in the letter from the Offeror to all Optionholders dated 16 March 2007, as supplemented by the letter from the Offeror to all Optionholders dated 9 April 2007, which are available on the website of the SGX-ST at www.sgx.com and the website of the SEC at www.sec.gov.

10.	RESPONSIBILITY STATEMENT
The directors of the Offeror (including any who may have delegated detailed supervision of this Announcement) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement, and they jointly and severally accept responsibility accordingly. Where any information has been extracted or reproduced from published or publicly available sources (including, without limitation, in relation to STATS ChipPAC), the sole responsibility of the directors of the Offeror has been to ensure through reasonable enquires that such information is accurately extracted from such sources or, as the case may be, reflected or reproduced in this Announcement.
Issued by
Goldman Sachs (Singapore) Pte.
For and on behalf of
Singapore Technologies Semiconductors Pte Ltd
3 May 2007